Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Silicom Ltd.:

We consent to the incorporation by reference in registration statements No. 333-149144, No. 333-185230 and No. 333-193034 on Form S-8 and registration statement No. 333-217103 on Form F-3/A of Silicom Ltd. of our report dated March 15, 2018, with respect to the consolidated balance sheets of Silicom Ltd. and its subsidiaries as of December 31, 2016 and 2017, and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, and the effectiveness of internal control over financial reporting as of December 31, 2017, which report appears in the December 31, 2017 annual report on Form 20-F of Silicom Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Israel)
A member firm of KPMG International

Tel Aviv, Israel
April 30, 2018